EXHIBIT 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2011 THIRD QUARTER
NET INCOME INCREASES 5%

Monett, MO. May 3, 2011- Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced third quarter fiscal 2011 results with an 11% increase in revenue, an increase of 10% in gross profit and a 5% increase in net income over the third quarter of fiscal 2010. For the first nine months of fiscal 2011, revenue increased 18%, with an increase of 18% in gross profit, and an increase of 15% in net income compared to last year.

For the quarter ended March 31, 2011, the company generated total revenue of $240.2 million compared to $215.5 million in the same quarter a year ago. Gross profit increased to $95.3 million compared to $86.5 million in the third quarter of fiscal 2010. Net income totaled $33.1 million, or $0.38 per diluted share, compared to $31.6 million, or $0.37 per diluted share in the same quarter a year ago.

For the nine months ended March 31, 2011, total revenue of $717.6 million was generated compared to $608.7 million in fiscal 2010. Gross profit increased to $295.1 million compared to $250.0 million during the same period last fiscal year. Net income for the first nine months of fiscal 2011 totaled $100.9 million, or $1.17 per diluted share, compared to $87.9 million, or $1.03 per diluted share for the same nine months in fiscal 2010.

According to Jack Prim, CEO, “We are pleased to report another solid performance in our third fiscal quarter, with record revenue and net income and solid organic revenue growth. Against a backdrop of ongoing improvement in the economy we have seen increased sales activity levels and results. While license fees remain difficult to predict due to both the one-time nature of those sales and the increased customer preference for hosted solutions, support and services continued to show strong growth with a 15% increase in the quarter. Our manager’s focus on cost management is reflected in the increased operating income of 16% from the 11% increase in total revenue.”

Operating Results

“Support and services revenue grew 15% for the quarter and 21% year to date, compared to last year,” stated Tony Wormington, president. “The largest contributor to the growth within this line was our electronic payments revenue which grew 35% compared to the prior year quarter, and has increased 50% year to date compared to the same period last fiscal year. Electronic payments represent 33% of our total revenue for the quarter and 32% year to date. Another large contributor to this line is our OutLink or outsourcing services which grew 10% for the quarter and 12% year to date, which is driven by both new customers electing this type of service delivery but also due to the continued movement of our existing in-house customers electing to migrate to this model. Our one-time implementation revenue which represents 7% of total revenue for both the quarter and year to date, has had significant growth this year of 13% for the quarter and 17% year to date compared to the prior year periods.”

License revenue for the third quarter decreased 21% to $13.0 million, or 5% of third quarter total revenue, compared to $16.4 million, or 8% of third quarter total revenue a year ago. Support and service revenue increased 15%, expanding to $210.1 million in the third quarter of fiscal 2011 from $182.1 million for the same period a year ago. Support and service revenue grew to 87% of fiscal 2011 third quarter total revenue from 84% of total revenue last year. Hardware sales in the third quarter of fiscal 2011 was $17.1 million or 7% of third quarter total revenue, compared to $17.1 million, or 8% of total revenue for the third quarter of fiscal 2010.

For the first nine months of fiscal 2011, license revenue decreased 5% to $37.9 million, or 5% of total revenue, from $39.8 million, or 7% of total revenue a year ago. There was growth in all components of support and service revenue in the nine months to March 31, 2011 resulting in a 21% increase in support and service revenue, which expanded to $633.1 million from $522.2 million for the same period a year ago. Support and service revenue grew to 88% of fiscal 2011 total revenue to date from 86% of total revenue last year. Hardware sales in the first nine months of fiscal 2011 decreased slightly to $46.6 million or 6% of total revenue, from $46.8 million, or 8% of total revenue for the first nine months of fiscal 2010.

Cost of sales for the third quarter increased 12%, from $129.0 million for the three months ended March 31, 2010 to $144.9 million for the same period in the current fiscal year. Gross profit in the current year third quarter increased 10% to $95.3 million compared to $86.5 million last year. Gross margin was 40% for both periods.

Cost of sales for the nine months ended March 31, 2011 increased 18%, to $422.5 million from $358.8 million for the same period ended March 31, 2010. Gross profit for the first three quarters of fiscal 2011 also increased 18% to $295.1 million compared to $250.0 million last year. Gross margin was 41% for both periods.

Gross margin on license revenue for the quarter was 91% compared to 89% in the same period a year ago. Gross margin for the nine month period ended March 31, 2011 decreased to 88% from 90% in the same period last year. The decrease is primarily due to an increase in the amount of third party software delivered.

Support and service gross margin increased to 38% for the third quarter of fiscal 2011 from 37% in the same period a year ago. Support and service gross margin remained consistent at 39% for the nine months of fiscal 2011 and for the same period last year. Hardware gross margin decreased from 26% in the third quarter of fiscal 2010 to 25% in the same period in the current year, and also decreased from 27% in fiscal 2010 to 26% in fiscal 2011 when comparing the first nine months of both fiscal years.

Operating expenses increased 5% for the third quarter of fiscal 2011 compared to the same period a year ago primarily due to increases in research and development costs, resulting largely from the acquisition of iPay Technologies Holding Company, LLC (“iPay”) on June 4, 2010. Selling and marketing expenses increased 1% in the third quarter to $16.9 million from $16.8 million in the prior year’s third quarter and decreased from 8% of total revenue to 7% for the quarter. Research and development expenses increased 12% to $15.7 million or 7% of total revenue for the third quarter of fiscal 2011, from $14.0 million or 6% of total revenue for the same quarter of fiscal 2010. General and administrative costs remained level at $12.1 million for the quarter in both fiscal 2011 and 2010, being 5% of total revenue in the third quarter of fiscal 2011 and 6% of total revenue for the same quarter a year ago.

For the first nine months of fiscal 2011, operating expenses increased 17% to $136.9 million, compared to $117.0 million for the same period a year ago, primarily due to increased employee-related expenses resulting from the three fiscal 2010 acquisitions, being iPay (noted above), Goldleaf Financial Solutions, Inc. (“GFSI”) on October 1, 2009 and PEMCO Technology Services, Inc. (“PTSI”) on October 29, 2009. Selling and marketing expenses increased 15% in the nine months ended March 31, 2011 to $50.3 million from $43.8 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 29% to $46.9 million for fiscal 2011 year to date, from $36.5 million last year. Research and development expenses increased to 7% of total revenue from 6% of total revenue in the prior year. General and administrative costs increased 8% to $39.7 million in the first nine months of fiscal 2011, from $36.8 million for the same period a year ago, while remaining at 6% of total revenue in both fiscal 2011 and fiscal 2010.

For the third quarter of fiscal 2011, operating income increased 16% to $50.5 million, or 21% of total revenue, compared to $43.7 million, or 20% of total revenue, for the same period a year ago. Provision for income taxes for the third quarter increased to 32.3% of income from continuing operations from 27.2% during last year’s third quarter. The increase in the effective rate is due primarily to benefits provided by the Domestic Production Activities Deduction (IRC Section 199) recognized during the quarter ended March 31, 2010. Third quarter net income totaled $33.1 million, or $0.38 per diluted share, compared to $31.6 million, or $0.37 per diluted share, in the third quarter of fiscal 2010.

Operating income increased 19% to $158.3 million for the first nine months of fiscal 2011 compared to $133.0 million for the same period a year ago. Year to date operating income was 22% of total revenue in both fiscal years. Provision for income taxes decreased slightly to 33.3% year to date in fiscal 2011 compared to 33.7% year to date in fiscal 2010. Year to date net income totaled $100.9 million for fiscal 2011, or $1.17 per diluted share, compared to $87.9 million, or $1.03 per diluted share, for fiscal 2010.

According to Kevin Williams, CFO, “Overall results for the quarter were mostly in-line with our internal budget. We continue to generate strong EBITDA (earnings before interest, taxes, depreciation and amortization). With depreciation of $10.5 million and amortization of $12.1 million during the quarter our EBITDA was $73.1 million which represents an 18% increase compared to the same period last year. Year to date EBITDA is $226.0 million compared to $185.0 million a year ago, which represents an increase of 22%, compared to the same period last year. Free cash flows (cash flows from operations less cap-ex, capitalized software and dividends) have increased to $46.3 million from $13.8 million year to date compared to the prior year or a 236% increase.”

For the third quarter of 2011, the bank systems and services segment revenue increased 7% to $183.5 million, with a gross margin of 40%, from $170.8 million in revenue with a gross margin of 41% in the same period in fiscal 2010. Credit union systems and services segment revenue in the third quarter of fiscal 2011 increased 27% to $56.7 million, with a gross margin of 38%, from $44.7 million in revenue with a gross margin of 36% in the third quarter of fiscal 2010. The significant increase in credit union segment revenues relates primarily to the acquisition of iPay.

For the nine months ended March 31, 2011, the bank systems and services segment revenue increased 13% to $554.4 million from $492.3 million last year. Gross margin was 42% in both periods. The credit union systems and services segment revenue increased 40% to $163.3 million for fiscal 2011 year to date, from $116.5 million in the same period a year ago, with gross margin remaining consistent at 38% for both periods. The significant increase in credit union segment revenues relates primarily to the acquisitions of PTSI and iPay.

Condensed, Consolidated Balance Sheet, Cash Flow, and Backlog Review

Cash and cash equivalents increased to $54.4 million from $35.8 million at March 31, 2010. The cash balances decreased from the June 30, 2010 balance of $125.5 million primarily due to the repayment of approximately $130.0 million in borrowings.

Deferred revenue increased 14% to $137.6 million at March 31, 2011 compared to a year ago. Stockholders’ equity increased 17% to $849.5 million at March 31, 2011, from $723.6 million at March 31, 2010.

Cash provided by operations totaled $115.2 million in the current year compared to $91.8 million during the first nine months of last fiscal year. The following table summarizes net cash (in thousands) from operating activities:

	Nine months ended March 31,
	2011	2010

Net income	$ 100,897	$ 87,886
Non-cash expenses	76,505	64,413
Change in receivables	92,921	87,281
Change in deferred revenue	(138,010)	(137,402)
Change in other assets and liabilities	(17,155)	(10,347)

Net cash provided by operating activities	$ 115,158	$ 91,831

Net cash used in investing activities in the current fiscal year was $43.5 million and primarily included cash outflows for capital expenditures totaling $24.2 million and $19.3 million for the development of software. In fiscal 2010, net cash used in investing activities for the nine month period was $181.4 million and primarily included cash outflows of $125.9 million for the acquisitions of GFSI and PTSI in October 2009, capital expenditures for facilities and equipment of $36.5 million and the development of software totaling $19.2 million.

Net cash used in financing activities in the first nine months of fiscal 2011 was $142.8 million and included net repayment of borrowings of $136.5 million and payment of dividends of $25.3 million. Cash used was partially offset by net proceeds of $19.0 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. In fiscal 2010, cash provided by financing activities was $7.1 million and included net borrowings of $4.0 million and net proceeds of $25.5 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. Cash inflows were partially offset by $22.4 million of dividend payments to shareholders.

Backlog, which is a measure of future business and revenue, increased 3% to $335.5 million ($76.9 million in-house and $258.6 million outsourcing) at March 31, 2011, from $325.1 million ($77.9 million in-house and $247.2 million outsourcing) at March 31, 2010. Backlog at June 30, 2010 was $328.8 million ($78.2 million in-house and $250.6 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and electronic payment solutions primarily for financial services organizations. Jack Henry markets and supports its systems throughout the United States and has over 11,200 customers nationwide. For additional information on Jack Henry, visit the company’s web site at www.jackhenry.com. The company will hold a conference call on May 4th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2011	2010		2011	2010

REVENUE
License	$ 13,025	$ 16,391	-21%	$ 37,944	$ 39,806	-5%
Support and service	210,074	182,090	15%	633,062	522,159	21%
Hardware	17,086	17,068	0%	46,636	46,776	0%
Total	240,185	215,549	11%	717,642	608,741	18%

COST OF SALES
Cost of license	1,145	1,804	-37%	4,402	4,015	10%
Cost of support and service	131,010	114,667	14%	383,673	320,503	20%
Cost of hardware	12,740	12,565	1%	34,425	34,239	1%
Total	144,895	129,036	12%	422,500	358,757	18%

GROSS PROFIT	95,290	86,513	10%	295,142	249,984	18%
Gross Profit Margin	40%	40%		41%	41%

OPERATING EXPENSES
Selling and marketing	16,929	16,765	1%	50,270	43,756	15%
Research and development	15,716	14,001	12%	46,943	36,488	29%
General and administrative	12,142	12,088	0%	39,662	36,781	8%
Total	44,787	42,854	5%	136,875	117,025	17%

OPERATING INCOME	50,503	43,659	16%	158,267	132,959	19%

INTEREST INCOME (EXPENSE)
Interest income	61	9	>100%	110	54	>100%
Interest expense	(1,710)	(186)	>100%	(7,089)	(419)	>100%
Total	(1,649)	(177)	>100%	(6,979)	(365)	>100%

INCOME BEFORE INCOME TAXES	48,854	43,482	12%	151,288	132,594	14%

PROVISION FOR INCOME TAXES	15,773	11,847	33%	50,391	44,708	13%

NET INCOME	$ 33,081	$ 31,635	5%	$ 100,897	$ 87,886	15%

Diluted net income per share	$ 0.38	$ 0.37		$ 1.17	$ 1.03
Diluted weighted avg shares outstanding	86,972	85,480		86,553	85,176

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	March 31,		% Change
	2011	2010

Cash and cash equivalents	$ 54,383	$ 35,779	52%
Receivables	115,529	118,227	-2%
TOTAL ASSETS	1,384,786	1,048,238	32%

Accounts payable and accrued expenses	$ 54,305	$ 46,176	18%
Current and long term debt	244,689	73,791	>100%
Deferred revenue	137,607	120,576	14%
STOCKHOLDERS' EQUITY	849,522	723,588	17%